UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 23, 2014

Spirit AeroSystems Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33160	20-2436320
(State or other Jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
Incorporation)

3801 South Oliver, Wichita, Kansas	67210
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (316) 526-9000

N/A

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers;

Compensatory Arrangements of Certain Officers.

(b), (c)    Mark Suchinski, the Vice President, Treasurer and Financial Planning of Spirit AeroSystems Holdings, Inc. (the “Company”) and its wholly-owned subsidiary, Spirit AeroSystems, Inc. (“Spirit”) was appointed as Vice President, Corporate Controller of the Company and Spirit, effective February 23, 2014.  In his new role, Mr. Suchinski will perform the functions of principal accounting officer.  Mr. Suchinski replaces James Steven Sharp, who was named Vice President, Finance Transformation of Spirit.

Mr. Suchinski has served as the Vice President, Treasurer and Financial Planning of the Company and Spirit since October 2013.  From August 2012 through October 2013, he held the role of Vice President of Finance and Treasurer for the Company and Spirit.  Mr. Suchinski joined Spirit in 2006 as the Controller for the Aerostructures Segment of Spirit’s business.  In July 2010, he was named Vice President of Financial Planning & Analysis and Corporate Contracts.  Prior to joining Spirit, he was at Home Products International, where he held the position of Corporate Controller from 2000 to 2004 and the position of Vice President and Chief Accounting Officer from 2004 to 2006.  Prior to that, he held financial leadership positions of controller and senior finance manager at other companies.  He also spent three years in public accounting.  Mr. Suchinski received his Bachelor of Science degree in Accounting from DePaul University.

Spirit entered into a new employment agreement with Mr. Suchinski on February 26, 2014.  The Employment Agreement provides that Mr. Suchinski will receive an annual salary of $250,000, which salary may be adjusted from time to time based on Mr. Suchinski’s performance.

The Employment Agreement provides that Mr. Suchinski will be eligible to receive awards under the Company’s Short-Term Incentive Plan (the “STIP”) and Long-Term Incentive Plan (the “LTIP”) in 2014. Mr. Suchinski will receive a cash award under the STIP with a value equal to 80% of his base salary, if target performance goals are reached, and up to 160% of his base salary, if outstanding performance goals are reached. If target performance goals are not reached, Mr. Suchinski will only be entitled to incentive compensation (if any) otherwise provided under the STIP and Spirit policy. Subject to approval of the Company’s board of directors, Mr. Suchinski will receive an award under the LTIP in 2014 with a value equal to 100% of his base salary. The award under the LTIP will be subject to the terms and provisions of the LTIP and terms and conditions (including vesting conditions) established by the Company’s board of directors and compensation committee.

Under the Employment Agreement, Mr. Suchinski is entitled to participate in other employee benefit plans, policies, practices and arrangements generally made available to senior executives of Spirit.

Mr. Suchinski’s employment may be terminated at any time at the election of either Mr. Suchinski or Spirit for any reason or no reason, without cause. Mr. Suchinski’s employment may also be terminated by Spirit for “Cause,” which is defined in the Employment Agreement.

If Mr. Suchinski’s employment is terminated by him or by Spirit for Cause, Spirit will pay Mr. Suchinski his compensation only through the last day of his employment, and, except as may otherwise be expressly provided in any Company benefit plan, Spirit will have no further obligation to Mr. Suchinski.

In the event that Mr. Suchinski’s employment is terminated by Spirit without Cause before the expiration of two years after the effective date of the Employment Agreement, and for so long as Mr. Suchinski is not in breach of his non-compete, non-solicitation and confidentiality obligations (described below), he will be entitled to termination benefits, pursuant to which Spirit will (i) continue to pay Mr. Suchinski an amount equal to his base salary in effect immediately before termination of his employment for a period of 12 months and (ii) pay the costs of COBRA medical and dental benefits coverage which are offered to Mr. Suchinski after termination or pay to Mr. Suchinski an amount equal to such costs, in either case for a period of 12 months. Except as may otherwise be expressly provided in any Company benefit plan, Spirit will have no further obligation to Mr. Suchinski.

The Employment Agreement contains covenants for the benefit of Spirit relating to non-competition and non-solicitation of Spirit employees during and for up to two years subsequent to the term of Mr. Suchinski’s employment and protection of Spirit’s confidential information.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPIRIT AEROSYSTEMS HOLDINGS, INC.

Date: February 27, 2014	/s/ Jon D. Lammers
Jon D. Lammers
Senior Vice President, General Counsel and Secretary